Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in Registration Statement (No. 333-105576) on Form S-8 of Williams Industries, Incorporated of our report dated October 6, 2005, relating to the consolidated financial statements and financial statement schedule of Williams Industries, Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of Williams Industries, Incorporated's ability to continue as a going concern); appearing in this Annual Report on Form 10-K of Williams Industries, Incorporated for the year ended July 31, 2005.

/s/ McGladrey & Pullen LLP
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Bethesda, Maryland
October 12, 2005